Amendment to Promissory Note Dated April 5th,2009 (the "original agreement")

between

Compass Biotechnology Inc., (formerly known Cyplasin Biomedical Ltd., (the "Company") a Nevada corporation, with a place of business at Suite 131 Advanced Technology Center, 9650 20th Ave. Edmonton, AB T6N 1G1, ("Borrower") and

Mr. Mitch Gordic, an individual residing at 6195 Brantford Ave., Burnaby, B.C. V5E 2R8, or his registered successors or assigns ("Lender" or "Holder"), collectively the "Parties". Such that.

Whereas the Note being in the amount of $20,000 (the debt) and,

Whereas in the original promissory note there was a provision of said debt to be potentially converted to shares of the Company and,

Whereas the type of said shares to be used for conversion were denoted to be as "Preferred" shares which was not the intention of the agreement between the Parties at the time and was placed in the document in error and that said word should be deleted, and omitted and replaced with the word "Common" shares, be it resolved that:

An amendment to the original agreement be made to reflect that any conversion provision in the original agreement be made in Common shares and not Preferred shares as of this effective date here in.

Signed for the Lender

Mitch Gordic

Dated: November 2, 2011

Signed for the Borrower

Garth Likes

Dated: November 2,2011